Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Incannex Healthcare Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	69,541,101	$0.3602	$25,048,704.58	0.0001381	$3,459.23

Total Offering Amounts:						$25,048,704.58		3,459.23
Total Fee Offsets:								0.00
Net Fee Due:								$3,459.23

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Incannex Healthcare Inc., which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Incannex Healthcare Inc. 2023 Equity Incentive Plan, as amended by that certain amendment dated May 27, 2025 (as amended, the “2023 Plan”)

Represents an increase, pursuant to the “evergreen” provision of the 2023 Plan, of 69,541,101 shares of Common Stock authorized for issuance under the 2023 Plan.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low price of Common Stock as reported on The Nasdaq Capital Market as of a date (November 10, 2025) within five business days prior to filing this Registration Statement.